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BlackRock New Jersey Investment Quality Municipal Trust, Inc.

BlackRock New York Investment Quality Municipal Trust, Inc.

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BlackRock Announces Additional Details Related to Proposed Liquidation of Certain BlackRock Closed-End Funds

New York, June 28, 2012 – BlackRock Advisors, LLC today announced that, at the special meetings of shareholders of The BlackRock New Jersey Investment Quality Municipal Trust, Inc. (NYSE Amex: RNJ) and The BlackRock New York Investment Quality Municipal Trust, Inc. (NYSE Amex: RNY) (each, a “Fund”) held today, shareholders of each of RNY and RNJ approved a Plan of Liquidation and Dissolution for their respective Fund, as previously approved by the Board of Trustees of RNY and RNJ. Each Plan of Liquidation is expected to take effect on or about July 2, 2012.

Subsequent to the effectiveness of each Fund’s Plan of Liquidation and Dissolution, the Fund’s investment adviser will begin the orderly liquidation of each Fund’s assets, determine and pay, or set aside in cash or cash equivalents, an amount at least equal to all known or reasonably ascertainable liabilities and obligations of each of the Funds, including liabilities associated with each Fund’s financial leverage, redeem each Fund’s auction rate municipal preferred shares and make one or more liquidating distributions to each Fund’s common shareholders. Such distributions will be paid in cash. Additional details with respect to each Fund’s liquidation will be provided as they become available. It is currently anticipated that the liquidation will be completed in July 2012.

On or about June 11, 2012, the Funds submitted proxy materials to shareholders for the election of Directors at the Fund’s annual meeting of shareholders. However, since shareholders of each of the Funds approved each Fund’s Plan of Liquidation and Dissolution, neither Fund will hold its annual meeting, shareholders will not vote on the election of Directors at the annual meeting, any proxies submitted in connection with the annual meeting will not be voted and each of the Funds will be liquidated and dissolved.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At March 31, 2012, BlackRock’s AUM was $3.684 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of March 31, 2012, the firm has approximately 9,900 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia, and the Middle East and Africa. For additional information, please visit BlackRock’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Funds may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Funds, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for a fund or in a fund’s net asset value; (2) the relative and absolute investment performance of the fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the fund or BlackRock, as applicable; (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the funds. The information contained on BlackRock’s website is not a part of this press release.

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